SETTLEMENT AGREEMENT

A.      Promissory Note. Attached hereto as Exhibit A CAMOFI Master LDC (“CAMOFI”) is providing wiring instructions to counsel for Global Axcess Corporation (“Global Axcess”), and Global Axcess’s insurer, Admiral Insurance Company (“Admiral”). Within the time period for closing and obtaining financing as set forth in paragraph D below, Global Axcess will pay $3,500,000 to CAMOFI, together with accrued but unpaid interest on the Note through and including the closing date (“Interest”), and Admiral shall pay $200,000 to CAMOFI, in lump sums, to cancel the Note. The payment of $3,700,000 and Interest is the entire payment that Global Axcess or its insurer will make under the Note or under any transaction documents executed by the parties in October 2005, with the exception of any obligations that Global Axcess may have to CAMOFI, with respect to the warrant and the registration rights agreement, and further provided that Global Axcess shall pay to Centrecourt Asset Management LLC the amount of $25,000 to reimburse it for the fees and disbursements of its legal counsel incurred in connection with the subject litigation. All such transaction documents will remain in full force and effect (subject to the parties’ litigation positions) until closing pursuant to paragraph D hereof. Global Axcess will cooperate as required by such transaction documents (including the registration rights agreement) in taking steps to make sure that all of the shares of common stock underlying the warrant are freely tradeable.

B.       Warrant. The warrant previously issued to CAMOFI shall remain unchanged and in full force and effect, except that the exercise price thereof will be changed to $0.01 per share, and the provisions in the warrant respecting rights to full ratchet anti-dilution protection and most favored nation status (warrant §§ 3(b), 3(c)) will be cancelled.

C.       Mutual Releases / Dismissals With Prejudice.  Within ten (10) days following CAMOFI’s receipt of settlement funds from Global Axcess and Admiral Insurance Company as set forth above, the parties will give each other the usual form of general release, which will apply to all actions taken and omissions made by each party, its officers, directors, etc. through the date hereof, with the exception that CAMOFI will not release Global Axcess from any obligations that Global Axcess may have to CAMOFI, after the date hereof, with respect to the warrant and the registration rights agreement. Also within ten (10) days following CAMOFI’s receipt of settlement funds as provided herein, the parties shall file stipulations of dismissal of the pending litigation (including CAMOFI’s claim and Global Axcess’ counterclaim) with prejudice.

D.       Financing. CAMOFI acknowledges that Global Axcess needs to obtain new financing in order to make the payment to which item A refers. As a result, this entire agreement is contingent on Global Axcess’ successfully obtaining financing such that closing on this Agreement can occur on or before April 16, 2009. Global Axcess agrees to use commercially reasonable efforts to obtain such financing. If Global Axcess is unsuccessful in obtaining such financing, this Agreement will become null and void, and the parties will return to their positions as of the date hereof, without prejudice to either party’s litigation position.

E.        Definitive Agreement. The parties’ settlement as set forth above is binding as of the execution of this document on March 17, 2009. The parties will execute such other documents as may be reasonably necessary to effectuate their settlement.

/s/ Michael Loew	/s/ George A. McQuain
Michael Loew	George A. McQuain
CAMOFI Master LDC	President & CEO, Global Axcess Corp
March 17, 2009	March 17, 2009

ACKNOWLEDGMENT

Admiral Insurance Company hereby acknowledges its obligation to fund the settlement on the terms set forth above. Notwithstanding the foregoing, Admiral shall not be a party to any other terms of this Settlement Agreement, and does not intend to otherwise create any other rights or interests with respect to this settlement.

ADMIRAL INSURANCE COMPANY

By:	/s/ Jane DiGioia
Jane DiGioia, Senior Claims Attorney, Monitor Liability Managers, LLC